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NEWS RELEASE
------------

FOR IMMEDIATE RELEASE

DATE:       September 15, 2003
CONTACT:    Thomas M. Petro
            President and Chief Executive Officer
PHONE:      (570) 459-3732
FAX:        (570) 459-3734

NORTHEAST PENNSYLVANIA FINANCIAL ANNOUNCES APPOINTMENT OF
THOMAS M. PETRO AS PRESIDENT AND CEO OF THE COMPANY AND
PRESIDENT AND CEO OF THE BANK

HAZLETON, Pa.--(BUSINESS WIRE)--Sept. 15, 2003--Northeast Pennsylvania Financial Corp. (the "Company") (NASDAQ: NEPF), the holding company for First Federal Bank (the "Bank"), today announced the appointment of Thomas M. Petro as President and Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank.

Mr. Petro has been Executive Vice President and Chief Operating Officer of the Bank since June 2003, and formerly served as Executive Vice President of The Bryn Mawr Trust Company in suburban Philadelphia. "Tom brings a record of achieving the profitable results which helped The Bryn Mawr Trust Company become one of the highest performing community banks in the country," said Thomas L. Kennedy, Chairman of the Board.

Mr. Kennedy also announced the resignation of E. Lee Beard as President/CEO of the Company and the Bank, effective September 13, 2003. Ms. Beard, who also resigned from the Boards of Directors of the Company and its affiliates, is leaving to pursue other career opportunities. Mr. Kennedy said, "The Company, the Bank and their employees wish Lee Beard every success."

Mr. Kennedy also announced the appointment of Jerry D. Holbrook as Chief Financial Officer of the Company and the Bank. Mr. Holbrook served as Senior Vice President and Controller at Wilmington Savings Fund Society and last served as Chief Financial Officer of E-duction, Inc., and a start-up financial service entity. He also served as Senior Vice President of Finance at First USA Bank, where he managed securitization and asset liability matters. "Jerry Holbrook's return to community banking strengthens our accounting and financial functions," said Mr. Kennedy.

In connection with the termination of Ms. Beard's employment agreement, Ms. Beard and the Company have entered into a severance agreement, which is expected to result in a one-time pre-tax charge to earnings of approximately $859,595 in the fourth quarter of the Company's fiscal


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year ending September 30, 2003 and will obligate Ms. Beard to certain non-
competition and other obligations.

Northeast Pennsylvania Financial Corp. is the holding company of First Federal Bank, Higgins Insurance Associates, Inc., Abstractors Inc. and Northeast Pennsylvania Trust Co. The Company, through its subsidiaries, serves Northeastern and Central Pennsylvania through sixteen full service community office locations, three financial centers and a loan production office.

Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.